Exhibit 99.1
April 16, 2019

Fellow shareholders,

Revenue surpassed $4.5 billion in Q1 and we recorded the highest quarterly paid net adds in our history (9.6m, up 16% year over year). For 20 years, we've had the same strategy: when we please our members, they watch more and we grow more.

(in millions except per share data and Streaming Content Obligations)	Q1'18	Q2'18	Q3'18	Q4'18	Q1'19	Q2'19 Forecast
Revenue	$3,701	$3,907	$3,999	$4,187	$4,521	$4,928
Y/Y % Growth	40.4%	40.3%	34.0%	27.4%	22.2%	26.1%
Operating Income	$447	$462	$481	$216	$459	$616
Operating Margin	12.1%	11.8%	12.0%	5.2%	10.2%	12.5%
Net Income	$290	$384	$403	$134	$344	$249
Diluted EPS	$0.64	$0.85	$0.89	$0.30	$0.76	$0.55

Global Streaming Paid Memberships	118.90	124.35	130.42	139.26	148.86	153.86
Y/Y % Growth	26.0%	25.6%	25.4%	25.9%	25.2%	23.7%
Global Streaming Paid Net Additions	8.26	5.45	6.07	8.84	9.60	5.00

Net cash (used in) operating activities	$(237)	$(518)	$(690)	$(1,235)	$(380)
Free Cash Flow*	$(287)	$(559)	$(859)	$(1,315)	$(460)
EBITDA**	$534	$563	$584	$328	$584
Shares (FD)	450.4	451.6	451.9	451.1	451.9
Streaming Content Obligations*** ($B)	17.9	18.4	18.6	19.3	18.9
Note: Figures are consolidated, including DVD.
* Free cash flow represents Net Cash (used in) operating activities adjusted for acquisition of DVD content assets, purchases of property and equipment and change in other assets
** Adjusted EBITDA represents net income before interest expense and other income/expense, income taxes, depreciation and amortization of property and equipment and further adjusted to exclude other non-cash charges or non-recurring items

*** Corresponds to our total known streaming content obligations as defined in our financial statements and related notes in our most recently filed SEC Form 10-K

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Q1 Results and Q2 Forecast
In Q1’19, average streaming paid memberships increased 26% year over year, while ARPU decreased 2% year over year due to currency headwinds. Excluding F/X, global streaming ARPU improved 3% year over year and 2% sequentially. Year over year total revenue growth of 22% compares against 40% in Q1’18, which benefited from several price changes that took place in Q4’17 as well as F/X. On a F/X-neutral basis, Q1’19 revenue grew 28% year over year.
Operating margin of 10.2% exceeded our beginning-of-quarter expectation as some spending was shifted from Q1 to later in the year. EPS of $0.76, vs. $0.64 in the prior year period, included a $58 million non-cash unrealized gain from F/X remeasurement on our Euro denominated debt. Streaming content obligations dipped sequentially in Q1 due in part to the timing of run-of-series commitments. In addition, as we shift to more original content, there will be greater variability in content obligations quarter-to-quarter due to the timing of when productions start. We early-adopted the new content accounting standard (ASU 2019-2) in Q1’19. There is no material impact as our content accounting policies are already consistent with the new rules.
Paid net adds in Q1 were 9.6 million (with 1.74m in the US and 7.86m internationally), up 16% year over year, representing a new quarterly record. As always, our quarterly guidance is our internal forecast at the time we report. For Q2’19, we project total paid net adds of 5.0m (-8% year over year), with 0.3m in the US and 4.7m for the international segment. This would put us at 14.6m paid net adds for the first half of 2019, up 7% year over year.
We’re working our way through a series of price increases in the US, Brazil, Mexico and parts of Europe. The response in the US so far is as we expected and is tracking similarly to what we saw in Canada following our Q4’18 increase, where our gross additions are unaffected, and we see some modest short-term churn effect as members consent to the price change. We’re looking forward to a strong slate of global content in the second half of the year, including new seasons of some of our biggest series, Stranger Things (July 4th), 13 Reasons Why, Orange is the New Black, The Crown and La Casa de Papel (aka Money Heist) as well as big films like Michael Bay’s Six Underground and Martin Scorsese’s The Irishman, and expect another year of record annual paid net adds in 2019.

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We forecast an acceleration in both streaming ARPU (+2% vs. -2%) and total revenue growth (26% vs. 22%) in Q2 vs. Q1. Excluding currency, we forecast streaming ARPU and total revenue would rise 7% and 32%, respectively in Q2. While there will be some quarter-to-quarter lumpiness in operating margins due to the timing of spending, our full year 2019 operating margin target of 13% is unchanged, which means that we expect operating margin in the second half of the year will be higher than the first half.
As a result of US tax reform, we took the opportunity to simplify our corporate structure. This will result in a higher effective tax rate in 2019, including an expected effective tax rate of 48% in Q2’19 due to one time discrete events. Longer term, we expect our effective tax rate to trend down toward U.S. federal rates.

Content
We program Netflix with a wide breadth of content to satisfy the diverse tastes of our nearly 150m paid members and the hundreds of millions of people we hope will one day join Netflix. We continue to see big successes across our programming categories. For Q1’19, in scripted English language TV, we premiered another big hit in Umbrella Academy, based on the comic book by Gerard Way and Gabriel Bá, which has been watched by 45 million member households in its first four weeks on service.
Our original films effort built on the momentum from our Q4 blockbuster Bird Box with Triple Frontier, starring Ben Affleck and directed by J.C. Chandor. This action/heist movie has been watched by over 52 million member households in its first four weeks on Netflix. The Highwaymen (starring Kevin Costner and Woody Harrelson as two lawmen that bring Bonnie and Clyde to justice) is on track to being watched by over 40 million member households in its first month.
Our documentary feature FYRE: The Greatest Party That Never Happened has been watched by over 20 million member households in its first month on Netflix. In early April, we unveiled Our Planet, our most ambitious entry into the popular nature documentary genre. More than four years in the making and shot in 50 different countries, Our Planet is off to a strong start and is tracking to be one of our most successful global documentary series launches yet, with over 25 million member households projected to watch in the first month of release.
We launched our originals effort for the unscripted genre two years ago with several successful English-language formats like the light hearted cooking competition Nailed It!. We’re building on that success by launching locally adapted versions in Mexico, France, Germany and Spain. ¡Nailed It!: México was the first and launched on February 8, achieving three times more first-month watchers in Mexico than the dubbed US version.
Our non-English language originals continue to be successful for us and we recently announced that Bela Bajaria, who has overseen some of our most successful scripted and unscripted titles, will now lead this programming category for original series in LatAm, EMEA and India. We premiered our first large scale Korean original series, Kingdom, in January. This period piece with zombies is our most successful season one show in Korea to date and has also been watched by millions of members outside of Korea with particularly strong viewing throughout Asia. Durante la Tormenta (aka Mirage) is a successful Spanish-language original film that debuted in the quarter and has seen broad viewing across the world.
We’re thrilled for the creators of our content when they are recognized for their exceptional work. We’re proud that last year Netflix became the most nominated network at the Emmys and now has tied to become the #2 most nominated studio at the Oscars; we tied for most wins in both, including major

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Oscar wins for Alfonso Cuarón for Best Director and Best Cinematographer for Roma, which also won for Best Foreign Language Feature.

Marketing
Our CMO, Kelly Bennett, will be retiring this year after an amazing seven year run. During this time, Kelly was a key contributor to the transformation of Netflix from a primarily domestic service with only 2nd run content to a global service launching an unprecedented amount of original programming and we thank Kelly for his hard work. Ted Sarandos has led content for nearly 20 years here, and is ready to run both content and marketing, so he is leading the search for the new CMO, who will report to him.

Product and Partnerships
We’ve been expanding our bundling initiative and we are now distributing Netflix through ten different operator bundles across the globe. To date, these bundles have had a positive effect on our business, driving incremental acquisition at similar economics to other partnerships where Netflix is offered á la carte.
Later in Q2 we’ll be running a test to improve our UK member experience by releasing weekly top 10 lists of the most popular content on our UK service across various programming categories. For those who want to watch what others are watching, this may make choosing titles even easier. After a few months we’ll decide whether to end or expand the test.

Competition
Recently, Apple and Disney each unveiled their direct-to-consumer subscription video services. Both companies are world class consumer brands and we’re excited to compete; the clear beneficiaries will be content creators and consumers who will reap the rewards of many companies vying to provide a great video experience for audiences.
We don’t anticipate that these new entrants will materially affect our growth because the transition from linear to on demand entertainment is so massive and because of the differing nature of our content offerings. We believe we’ll all continue to grow as we each invest more in content and improve our service and as consumers continue to migrate away from linear viewing (similar to how US cable networks collectively grew for years as viewing shifted from broadcast networks during the 1980s and 1990s).
We believe there is vast demand for watching great TV and movies and Netflix only satisfies a small portion of that demand. Last quarter, we talked about how our streaming hours in the US (our most mature market) on TV still only represents roughly 10% of total TV usage. We are much smaller and have even more room to grow in other countries and on other devices like mobile. For instance, Sandvine estimates our share of global1 downstream mobile internet traffic is about 2%.

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1 The Sandvine data does not include significant data from either China or India

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Source: Sandvine, The Mobile Internet Phenomena Report (February 2019)
Cash Flow and Capital Structure
Net cash used in operating activities in Q1’19 was -$380 million vs. -$237 million in the prior year period. Free cash flow2 totaled -$460 million vs. -$287 million in the year ago quarter. As a reminder, the gap between net income and free cash flow is primarily driven by our investment in originals and self produced content where the cash spending is more front end loaded than for second run licensed programming (where cash payments are generally spread over the term of the license).
We now expect 2019 free cash flow deficit to be modestly higher at approximately -$3.5 billion due to higher cash taxes related to the change in our corporate structure and additional investments in real estate and other infrastructure. We’re still expecting free cash flow to improve in 2020 and each year thereafter, driven by our growing member base, revenues, and operating margins.
There’s no change to our plan to use the high yield market to finance our cash needs. We recently upsized our revolving credit facility from $500 million to $750 million (which remains undrawn) at the same cost and extended the term from 2022 to 2024.

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2 For a reconciliation of free cash flow to net cash (used in) operating activities, please refer to the reconciliation in tabular form on the attached unaudited financial statements and the footnotes thereto.

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Reference
For quick reference, our eight most recent investor letters are: January 2019,3 October 2018,4 July 2018,5 April 2018,6 January 2018,7 October 2017,8 July 2017,9 April 2017.10
Appendix

(in millions)	Q1'18	Q2'18	Q3'18	Q4'18	Q1'19	Q2'19 Forecast
US Streaming:
Revenue	$1,820	$1,893	$1,937	$1,996	$2,074	$2,277
Contribution Profit*	$633	$672	$688	$590	$713	$795
Contribution Margin*	34.8%	35.5%	35.5%	29.6%	34.4%	34.9%
Paid Memberships	55.09	55.96	56.96	58.49	60.23	60.53
Paid Net Additions	2.28	0.87	1.00	1.53	1.74	0.30
Free Trials	1.62	1.42	1.51	2.07	1.56

International Streaming:
Revenue	$1,782	$1,921	$1,973	$2,106	$2,367	$2,575
Contribution Profit*	$174	$188	$218	$82	$274	$400
Contribution Margin*	9.8%	9.8%	11.0%	3.9%	11.6%	15.5%
Paid Memberships	63.82	68.39	73.46	80.77	88.63	93.33
Paid Net Additions	5.98	4.58	5.07	7.31	7.86	4.70
Free Trials	4.48	4.37	5.17	7.13	5.00

*Certain prior period amounts have been reclassified from G&A to Cost of revenues and Marketing and from Tech & Dev to Cost of revenues to conform to current period presentation
Note: As announced in our Q3'18 investor letter, we will cease reporting end-of-quarter free trial count in January of 2020.

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3 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2018/q4/01/FINAL-Q4-18-Shareholder-Letter.pdf
4 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2018/q3/FINAL-Q3-18-Shareholder-Letter.pdf
5 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2018/q2/FINAL-Q2-18-Shareholder-Letter.pdf
6 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2018/q1/FINAL-Q1-18-Shareholder-Letter.pdf
7 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2017/q4/COMBINED-Q4-17-Shareholder-Letter-FINAL.pdf
8 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2017/q3/Q3_17_Shareholder_Letter_COMBINED.pdf
9 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2017/q2/Q2_17_Shareholder_Letter.pdf
10 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2017/q1/Q117ShareholderLetterV2FINAL.pdf

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April 16, 2019 Earnings Interview, 3pm PST
Our video interview with Eric Sheridan of UBS will be on youtube/netflixir at 3pm PST today. Questions that investors would like to see asked should be sent to eric.sheridan@ubs.com. Reed Hastings, CEO, Spence Neumann, CFO, Ted Sarandos, Chief Content Officer, Greg Peters, Chief Product Officer and Spencer Wang, VP of IR/Corporate Development will all be on the video to answer Eric’s questions.

IR Contact:	PR Contact:
Spencer Wang	Richard Siklos
VP, Finance/IR & Corporate Development	VP, Corporate Communications
408 809-5360	408 540-2629

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Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow and EBITDA. Management believes that free cash flow and EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities or the amount of cash used in operations, including investments in global streaming content. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding future content offerings; variability of content obligations; product tests; impact of competition; future capital raises; ARPU; global streaming membership growth; tax rate; impact of the change in corporate structure; U.S. and international streaming paid memberships, paid net additions, revenue, contribution profit (loss) and contribution margin; consolidated revenue, revenue growth, operating income, operating margin, net income, and earnings per share; and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; actions of Internet Service Providers; and, competition, including consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 29, 2019, as amended by Form 10-K/A, filed with the SEC on February 8, 2019. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K, as amended by Form 10-K/A. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Revenues	$4,520,992	$4,186,841	$3,700,856
Cost of revenues	2,870,614	2,733,400	2,300,579
Marketing	616,578	730,355	536,777
Technology and development	372,764	331,789	282,310
General and administrative	201,952	175,530	134,612
Operating income	459,084	215,767	446,578
Other income (expense):
Interest expense	(135,529)	(128,807)	(81,219)
Interest and other income (expense)	76,104	32,436	(65,743)
Income before income taxes	399,659	119,396	299,616
Provision for (benefit from) income taxes	55,607	(14,538)	9,492
Net income	$344,052	$133,934	$290,124
Earnings per share:
Basic	$0.79	$0.31	$0.67
Diluted	$0.76	$0.30	$0.64
Weighted-average common shares outstanding:
Basic	436,947	436,385	434,174
Diluted	451,922	451,116	450,359

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Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands)

	As of
	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$3,348,557	$3,794,483
Current content assets, net	—	5,151,186
Other current assets	820,350	748,466
Total current assets	4,168,907	9,694,135
Non-current content assets, net	20,888,785	14,960,954
Property and equipment, net	434,372	418,281
Other non-current assets	1,726,568	901,030
Total assets	$27,218,632	$25,974,400
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,863,351	$4,686,019
Accounts payable	439,496	562,985
Accrued expenses and other liabilities	746,268	477,417
Deferred revenue	808,692	760,899
Total current liabilities	6,857,807	6,487,320
Non-current content liabilities	3,560,364	3,759,026
Long-term debt	10,305,023	10,360,058
Other non-current liabilities	792,380	129,231
Total liabilities	21,515,574	20,735,635
Stockholders' equity:
Common stock	2,439,773	2,315,988
Accumulated other comprehensive loss	(25,600)	(19,582)
Retained earnings	3,288,885	2,942,359
Total stockholders' equity	5,703,058	5,238,765
Total liabilities and stockholders' equity	$27,218,632	$25,974,400

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Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Cash flows from operating activities:
Net income	$344,052	$133,934	$290,124
Adjustments to reconcile net income to net cash used in operating activities:
Additions to streaming content assets	(2,997,746)	(3,784,252)	(2,986,747)
Change in streaming content liabilities	(14,698)	266,653	378,885
Amortization of streaming content assets	2,124,686	2,053,660	1,748,844
Amortization of DVD content assets	8,509	8,965	11,134
Depreciation and amortization of property, equipment and intangibles	23,561	23,219	19,041
Stock-based compensation expense	101,200	88,714	68,395
Other non-cash items	37,199	9,336	8,209
Foreign currency remeasurement loss (gain) on long-term debt	(57,600)	(21,953)	41,080
Deferred taxes	6,627	(14,479)	(22,049)
Changes in operating assets and liabilities:
Other current assets	(32,076)	(88,359)	(55,905)
Accounts payable	(124,467)	121,831	74,083
Accrued expenses and other liabilities	157,647	(49,776)	119,049
Deferred revenue	47,793	44,176	55,270
Other non-current assets and liabilities	(4,486)	(26,741)	13,830
Net cash used in operating activities	(379,799)	(1,235,072)	(236,757)
Cash flows from investing activities:
Acquisition of DVD content assets	(9,170)	(7,507)	(10,796)
Purchases of property and equipment	(60,381)	(70,120)	(37,170)
Change in other assets	(10,552)	(2,731)	(1,786)
Net cash used in investing activities	(80,103)	(80,358)	(49,752)
Cash flows from financing activities:
Proceeds from issuance of debt	—	2,061,852	—
Debt issuance costs	—	(18,879)	—
Proceeds from issuance of common stock	22,972	11,450	56,335
Other financing activities	—	(559)	(321)
Net cash provided by financing activities	22,972	2,053,864	56,014
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(5,014)	(4,957)	7,177
Net increase (decrease) in cash, cash equivalents, and restricted cash	(441,944)	733,477	(223,318)
Cash, cash equivalents and restricted cash at beginning of period	3,812,041	3,078,564	2,822,795
Cash, cash equivalents and restricted cash at end of period	$3,370,097	$3,812,041	$2,599,477

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Non-GAAP free cash flow reconciliation:
Net cash used in operating activities	$(379,799)	$(1,235,072)	$(236,757)
Acquisition of DVD content assets	(9,170)	(7,507)	(10,796)
Purchases of property and equipment	(60,381)	(70,120)	(37,170)
Change in other assets	(10,552)	(2,731)	(1,786)
Non-GAAP free cash flow	$(459,902)	$(1,315,430)	$(286,509)

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Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended
	March 31, 2019	December 31, 2019	March 31, 2018
Domestic Streaming
Paid memberships at end of period	60,229	58,486	55,087
Paid net membership additions	1,743	1,529	2,277
Free trials	1,563	2,065	1,618

Revenues	$2,073,555	$1,996,092	$1,820,019
Cost of revenues	1,139,535	1,093,446	936,480
Marketing	221,046	312,739	250,719
Contribution profit	712,974	589,907	632,820

International Streaming
Paid memberships at end of period	88,634	80,773	63,815
Paid net membership additions	7,861	7,308	5,981
Free trials	5,003	7,131	4,475

Revenues	$2,366,749	$2,105,592	$1,782,086
Cost of revenues	1,697,121	1,606,275	1,321,706
Marketing	395,532	417,616	286,058
Contribution profit	274,096	81,701	174,322

Domestic DVD
Paid memberships at end of period	2,565	2,706	3,138
Free trials	22	25	29

Revenues	$80,688	$85,157	$98,751
Cost of revenues	33,958	33,679	42,393
Contribution profit	46,730	51,478	56,358

Consolidated

Revenues	$4,520,992	$4,186,841	$3,700,856
Cost of revenues	2,870,614	2,733,400	2,300,579
Marketing	616,578	730,355	536,777
Contribution profit	1,033,800	723,086	863,500
Other operating expenses	574,716	507,319	416,922
Operating income	459,084	215,767	446,578
Other expense	(59,425)	(96,371)	(146,962)
Provision for (benefit from) income taxes	55,607	(14,538)	9,492
Net income	$344,052	$133,934	$290,124

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Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands)

	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$290,124	$384,349	$402,835	$133,934	$344,052
Add:
Other expense	146,962	33,577	101,858	96,371	59,425
Provision for (benefit from) income taxes	9,492	44,287	(24,025)	(14,538)	55,607
Depreciation and amortization of property, equipment and intangibles	19,041	19,736	21,161	23,219	23,561
Stock-based compensation expense	68,395	81,232	82,316	88,714	101,200
Adjusted EBITDA	$534,014	$563,181	$584,145	$327,700	$583,845

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